Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-8 of our report dated March 11, 2004 (March 12, 2004 as to Note 23) (which report expresses an unqualified opinion and includes an explanatory paragraphs relating to certain accounting changes), appearing in the Annual Report on Form 10-K of The AES Corporation for the year ended December 31, 2003, and of our report dated June 16, 2003, appearing in the Annual Report on Form 11-K of Indianapolis Power & Light Company Employees’ Thrift Plan for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

McLean, Virginia

April 27, 2004